Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2021, with respect to the consolidated financial statements of Gevo, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Gevo, Inc. on Form S-8 (File Nos. 333-172771, 333-195264, 333-207172, 333-212391, 333-226689, 333-232267 and 333-239275) and on Form S-3 (File Nos. 333-252229 and 333-226686).

/s/ Grant Thornton LLP

Denver, Colorado

March 17, 2021